                                            Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-85437


                                Supplement No. 1
                            dated September 13, 1999
                            to the Prospectus dated
                              September 2, 1999 of

                                  iVillage Inc.

                                   ----------

     This Supplement No. 1 updates the information found in the Prospectus under the captions "Plan of Distribution" and "Selling Stockholders" and should be read in conjunction with the Prospectus. All capitalized terms used but not defined in this Supplement have the meanings given them in the Prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders may from time to time transfer shares to a donee, successor or other person, other than for value, and such transfers will not be made pursuant to the Prospectus. To the extent agreed to by iVillage, the Prospectus covers sales by such transferees. iVillage has agreed to certain assignments of registration rights under the Agreement and Plan of Reorganization relating to iVillage's acquisition of Lamaze Publishing, in connection with the distribution of shares issued in the acquisition by certain selling stockholders consisting of trusts to the beneficiaries of the trusts, and the contribution of shares issued in the acquisition to certain other trusts.

                              SELLING STOCKHOLDERS

     The information set forth below supplements and amends the information contained in the table under the caption "Selling Stockholders:"

                                  Before the Offering                    After the Offering
                               ------------------------               ------------------------
                                            Percentage                            Percent of
                                             of Shares      Number                  Shares
                               Number of   Beneficially   of Shares   Number of   Beneficially
Name of Beneficial Owner(1)      Shares       Owned        Offered    Shares(2)      Owned
--------------------------     ---------   ------------   ---------   ---------   ------------
Norton Garfinkle, as trustee    125,000         *          125,000        -            -
  of The Gillian Garfinkle
  1999 Charitable Remainder
  Unitrust(3)

Norton Garfinkle, as trustee    125,000         *          125,000        -            -
  of The Nicholas Garfinkle
  1999 Charitable Remainder
  Unitrust(4)

----------
 *  Less than one percent

(1) Except as indicated by footnote and subject to applicable community property laws, the persons named above have sole voting and investment power with respect to the shares of common stock owned by them.

(2) Assumes the sale by the selling stockholders of all of the shares offered for sale under the prospectus.

(3) Represents shares identified in the table as beneficially owned by Norton Garfinkle, as trustee of The Gillian Garfinkle S Corporation Trust, and distributed by such trust to Gillian Garfinkle and contributed by her to the trust set forth above upon the filing of this Supplement No. 1.

(4) Represents shares identified in the table as beneficially owned by Norton Garfinkle, as trustee of The Nicholas Garfinkle S Corporation Trust, and distributed by such trust to Nicholas Garfinkle and contributed by him to the trust set forth above upon the filing of this Supplement No. 1.

     Except as set forth above, none of these selling stockholders have had a material relationship with iVillage within the past three years other than its ownership of iVillage common stock.